CONFORMED COPY

                              Dated 10 August 1998







                     (1) HUNTINGDON LIFE SCIENCES GROUP PLC

                         (2) THE DIRECTORS NAMED HEREIN

                        (3) THE SUBSCRIBERS NAMED HEREIN










                             SUBSCRIPTION AGREEMENT













                                 Charles Russell
                              8-10 New Fetter Lane
                                     London
                                    EC4A 1RS


                                 Ref: SG/25407/3

THIS AGREEMENT is made the tenth day of August 1998

BETWEEN:-

1. HUNTINGDON LIFE SCIENCES GROUP PLC the registered office of which is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE17 5HS (the "Company");

2. The persons whose names and addresses are set out in Schedule 1 (together the "Directors");

3. The persons whose names and addresses are set out in Schedule 2 (together the "Subscribers").

WHEREAS:

(A) The Company was incorporated under the Companies Act 1948 on 14 December 1951 as a private company limited by shares under company registration number 502370 with the name of Nutrition Research Co Limited. Its name was changed to Nutrition Research Unit Limited on 27 May 1959 and to Huntingdon Research Centre plc on 12 April 1983 (when it was re-registered as a public company) to Huntingdon International Holdings plc on 28 June 1985 and to Huntingdon Life Sciences Group plc on 4 April 1997.

(B) Immediately prior to the passing of the resolutions as set out in the printed Notice of Meeting forming part of the Prospectus (as defined below), the Company had an authorised share capital of (pound)7,000,000 divided into 140,000,000 ordinary shares of 5p each of which 114,006,863 ordinary shares of 5p each had been allotted and issued fully paid.

(C) For the purpose of, inter alia, approving this Agreement (to enable the Panel on Take-overs and Mergers to waive the obligations to which the Subscribers would otherwise be subject under rule 9 of the Code) and implementing the Subscription and the Placing, the Company is proposing to convene the EGM (as defined below) at which the Resolutions (as defined below) shall be proposed.

(D)  The Directors are all the directors of the Company at the date hereof.

(E) In reliance upon the Documents, the Accounts, the Interim Results, any Approved Document, any Supplementary Prospectus, any other information published or otherwise made public by the Company, the various warranties, covenants, indemnities, undertakings and other terms and conditions contained herein (but upon nothing else as between the Company, the Directors and the Subscribers), the Subscribers have agreed to subscribe for the Subscription Shares at the Subscription Price on the terms and subject to the conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:-


1.       Interpretation

1.1 In this Agreement (including the Recitals and the Schedules) the following words and expressions shall have the respective meanings set out below:-

         "Accounts"             the audited  balance  sheet of each Group
                                Company as at 31 December 1997 and the audited
                                profit and loss account and cash flow statement
                                of each  Group  Company  for  the  financial
                                year ended on 31  December  1997,  including
                                in the  case  of  the  Company  the  audited
                                consolidated  balance  sheet as at that date
                                and  audited  consolidated  profit  and loss
                                account   for  that  year,   and  all  notes
                                thereto and the directors' and auditors' reports;

         "Accountants"          Arthur  Andersen  of  Betjeman  House, 104
                                Hills Road, Cambridge, CB2 1LH;

         "Act"                  the Companies Act 1985 as amended;

         "Admission"            the  admission   of   the
                                Subscription Shares and the
                                Placing   Shares   to   the
                                Official List of the London
                                Stock   Exchange   becoming
                                effective   in   accordance
                                with   Rule   7.1   of  the
                                Listing Rules;

         "Application Form"     the application form  for use  by  Qualifying
                                Shareholders  (as  defined  in  the  Placing
                                Agreement) in connection with the Placing, in the agreed form (Document A);

         "Approved Document"    has the meaning attributed  to it in the
                                Responsibility  Statements;

         "Banks"             National Westminster Bank plc, Comerica Bank Inc.
                             and First National Bank of Maryland Inc.;

         "Board" the Board of Directors of the Company or a duly authorised committee thereof;

         "Bridging              Agreement"   the  agreement
                                between    the     Company,
                                Huntingdon   Life  Sciences
                                Limited     ("HLSL")    and
                                National  Westminster  Bank
                                Plc  regarding  a  bridging
                                facility in the agreed form
                                (Document B);

         "Business Day"        any  day  on  which  clearing  banks  in the
                               City of London are open for business;

         "Code"                the City Code on Take-overs and Mergers;

         "Directors"           the Executive  Directors  and  Non-Executive
                               Directors;

         "Documents"           the  Prospectus,   Application  Form,  Proxy
                               and the Press Announcement;

         "Dresdner Kleinwort Benson"   Kleinwort  Benson  Limited  of 20
                                       Fenchurch  Street,
                                       London EC3P 3DB;

         "EGM" the Extraordinary General Meeting of the Company to be convened for 2 September
                                1998  at  which  the  Resolutions  are to be
                                proposed,    and   any   adjourned   meeting
                                thereof;

         "Executive Directors"  those  persons whose names and addresses are set out in Part A of Schedule 1;

         "Existing Facility"    has  the  meaning  attributed to it in the New
                                Facility;

         "Facility Documents"   the Existing Facility,  the New Facility,
                                the Security,  the
                                Security Deed, the Bridging Agreement and the FOREX Agreement;

         "FHP                   Consultancy  Agreement" the
                                consultancy agreement to be
                                between   the  Company  and
                                Focused          Healthcare
                                Partnership Limited and the
                                undertaking    between   Mr
                                Baker and the Company, both
                                in the agreed form
                                (Documents C);

         "FOREX Agreement"      the  Existing  Ancillary  Facilities as defined
                                in the New Facility, in the agreed form
                                (Document D);

         "FSA"                  the  Financial   Services   Act   1986   as
                                amended,   including  any  regulations  made
                                pursuant thereto;

         "Group"                the Company and its subsidiary undertakings (but
                                not,  for  the   avoidance  of  doubt,   any
                                associated undertakings);

         "Group Company"        any company in the Group;

         "Interim               Results"   the    unaudited
                                consolidated  balance sheet
                                of the  Group as at 30 June
                                1998   together   with  the
                                unaudited  consolidated
                                profit and loss  account of
                                the  Group for the 6 months
                                ended on 30 June 1998;

         "Listing Rules"        the listing  rules made by the London  Stock
                                Exchange under Section 142 of the FSA and in force at the date of this Agreement;

         "London Stock Exchange"   the London Stock Exchange Limited;

         "Mr Baker"                Andrew Baker c/o;

         "Nat West Letter"         the letter from National Westminster Bank
                                   Plc to the Subscribers in the agreed  form
                                   (Document E) confirming that conditional only on the satisfaction of Conditions
                                   Precedent (ii)and (iii) in Schedule 6 to the New Facility the facility of (pound)24,500,000 will be advanced to the Company on the date of that letter;

         "New Facility"            the facility agreement  between  the
                                   Company  (i) HLSL (2 Huntingdon  Life
                                   Sciences Inc. ("HLS")(3) Bankers (4) and
                                   National Westminster Bank Plc as agent (5) in the agreed form (Document F);

         "Non-Executive Directors"    those  persons  whose names and addresses
                                      are set out in Part B of Schedule 1;

         "Ciba                      Geigy  Agreement"  the Deed
                                    of  Variation  between  the
                                    Company  and Ciba Geigy plc
                                    rescheduling   payment   of
                                    monies  due to  Ciba  Geigy
                                    plc and waiving breaches by
                                    the  Company  in the agreed
                                    form (Document G);

         "Option Agreement"         the agreement between Mr Baker and the
                                    Company in the  agreed  form (Document H)
                                    regarding options over  Ordinary Shares
                                    to be granted to   Mr    Baker   by  the
                                    Company on substantially the same terms as apply to the Unapproved Option Scheme;

         "Ordinary Shares"          the  ordinary  shares  of 5p each in the
                                    capital  of the Company;

         "Placing"                  the  placing  and open  offer of the
                                    Placing Shares
                                    pursuant to the terms of and subject to the conditions to the Placing Agreement;

         "Placing Agreement"        the  placing  and open offer  agreement
                                    between  the Company
                                    and Dresdner Kleinwort Benson in the
                                    agreed form (Document I);

         "Placing Shares"           the new Ordinar  Shares to be issued by the
                                    Company pursuant to the Placing Agreement;

         "Powers of Attorney"       the  powers of  attorney  given by each of
                                    the  Directors  in
                                    the agreed form (Document J);

         "Press Announcement"       means the press  announcement in the agreed
                                    form  (Document K)  giving   details
                                    inter alia, of the Subscription and the Placing;

         "Properties"               the properties, including  all  of  the
                                    properties   used  by  the  Group  for  the
                                    purposes of its business, details of all of which are set out in paragraph 8 of
                                    Part VI of the Prospectus;

         "Proposals"                the Proposals as defined in the Prospectus;

         "Prospectus"               the  prospectus  relating, inter  alia, to
                                    the Company, the Subscription, the Placing and the Resolutions in the agreed form
                                    (Document L);

         "Proxy" the form of proxy in the agreed form (Document M) for use by shareholders in connection with the EGM;

         "Resolutions"               the  resolutions  set out in the notice of
                                     EGM in the Prospectus;

         "Responsibility Statements"  the responsibility statements to be given by  the  Directors in the agreed form
                                      (Document N);

         "Security"             has the meaning attributed  to it in the New
                                Facility;

         "Security Deeds"       the two deeds in the agreed form (Documents
                                0) varying the Guarantee  and  Debenture  dated
                                1 November 1995 included in the definition of the Security and entered into on the date hereof;

         "Service Agreements"   the  service  agreements  to  be  between  M
                                Sandford and C Macdonald and the Company, respectively, in the agreed form (Documents P);

         "Specified Event"       an event occurring or matter arising on or
                                 after the date hereof and before Admission
                                 which if it had occurred or arisen before the
                                 date hereof  would have  rendered any of the
                                 Warranties   untrue  or   incorrect  in  any
                                 respect which is material in the context of the Group or the Subscription or the Placing;

         "Subscription Price"       12 1/2 pence per Ordinary Share;

         "Subscription Shares"      the  120,000,000  new Ordinary Shares which
                                    are to be allotted  and  issued by the
                                    Company to the Subscribers pursuant to this Agreement;

         "subsidiary undertaking    have the meanings ascribed to them
         or parent undertaking"     by Section 258 of the Act;

         "Supplementary Prospectus" means any supplementary
                                    prospectus  prepared  for  the purposes of
                                    Section  147  of the  FSA and  the Listing
                                    Rules;

         "Taxation/Tax"             includes all  forms  of  taxation, duties,
                                    imposts, contributions,  charges, sums and
                                    levies  (including    without   limitation
                                    social   security     contributions   and
                                    withholding  taxes) whatsoever and whenever
                                    imposed,  by  a Taxation  Authority  and
                                    whether or not it is primarily  payable by
                                    the  Company  or any other person, and all
                                    amounts    recoverable  by a  Taxation
                                    Authority as if they were Taxation and all charges, interest, fines, penalties and surcharges incidental, or relating to the same;

         "Taxation Authority"       the Inland
                                    Revenue,   H  M  Customs  &
                                    Excise,  the United  States
                                    Internal   Revenue  Service
                                    and any other  governmental
                                    department   or  agency  or
                                    office   whether   in   the
                                    United Kingdom,  the United
                                    States or elsewhere  having
                                    authority  or  jurisdiction
                                    in   relation  to  Taxation
                                    matters;

         "Unapproved Option Scheme"  the Huntingdon Unapproved Share Option
                                     Scheme  proposed to
                                     be adopted pursuant to Resolution 4;

         "Unapproved Option Scheme   the rules of the Unapproved Option
         Rules"                      Scheme in the agreed form (Document Q);

         "US Subscribers"      the Subscribers other than Andrew
                               Stafford-Deitsch and Gordon Grender;

         "VAT"                 United Kingdom value added tax;

         "Verification Notes"  the verification notes in the agreed form
                               Document R) incorporating the answers  to the
                               verification    questions   in   the   notes
                               confirming    the    factual     information
                               contained   in  the   Prospectus   as  being
                               accurate   or   not   misleading   and   the
                               statements  of  opinion  or  belief as being
                               reasonably  formed,   held  or  deduced  and
                               copies of documents cited in response to such queries;

         "Warranties"          the warranties,  covenants and  undertakings
                               contained in Clause 10 and Schedule 5;

         "Working              Capital  Report" the report
                               on     the     consolidated
                               cashflow     and    working
                               capital  projections of the
                               Group   for   the    period
                               commencing  1 July 1998 and
                               ending 31 December  1999 in
                               the agreed  form  (Document
                               S).

1.2 Any reference to a document being "in the agreed form" means in the form of the draft or proof of the document signed for the purpose of identification by Charles Russell (on behalf of the Subscribers) and Simmons and Simmons (on behalf of the other parties to this Agreement). A complete list of documents in the agreed form is set out in Schedule 3.

1.3 The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.4 References in this Agreement to Recitals, Clauses, sub-clauses and Schedules are to the Recitals, Clauses, sub-clauses of and Schedules to this Agreement.

1.5 Any provision of this Agreement which is expressed to bind more than one person shall save where stated otherwise bind them severally.

1.6 headings are included in this Agreement for convenience only and shall be disregarded in its interpretation.

1.7 Reference in any form to the knowledge and/or information and/or belief and/or awareness of any person (whether corporate or otherwise) or words to similar effect shall be deemed to include any knowledge, information, belief or awareness which any such person would have had if he or it, or (if corporate) its directors, officers and employees had made due and careful enquiries (including for the avoidance of doubt due and careful enquiries of all relevant advisers) and taking into consideration the responsibilities of such person or (if corporate) its directors, officers and employees in respect of the contents of the Documents.

1.8 References in this Agreement to the word "material" shall be deemed to mean a serious adverse change or serious adverse changes in the context of the Group (including but not limited to its condition (financial or otherwise), business, prospects, net worth or results of operations) or the Subscription or the Placing or if such matter gives rise to a readily quantifiable financial liability, the word "material" shall be deemed to mean an adverse change or changes to the condition (financial or otherwise), business, prospects, net worth or results of operations which may give rise to a liability or aggregate liability of any member or members of the Group of (pound)1.5 million or more.

1.9 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

1.10 References to the Subscribers shall, when made in respect of any rights, duties or obligations of any nature due to the Subscribers, be deemed to include reference to Mr Baker in his own capacity and as trustee for Focused Healthcare Partnership Limited.

2.    Conditions

2.1 The obligations of the Subscribers under this Agreement are conditional upon:-

    2.1.1 the Documents having been approved on behalf of the London Stock Exchange, the Panel on Takeovers and Mergers having approved the Prospectus and agreeing, subject to the passing of Resolution 1 on a poll of independent shareholders, to waive any obligations of the Subscribers to make a general offer to shareholders of the Company under Rule 9 of the Code, in each case prior to the publication of the Documents and such approval and waiver not being withdrawn prior to this Agreement becoming otherwise unconditional in all respects;

    2.1.2   two  copies  of  the  Prospectus   being  delivered  to  the
            Registrar of Companies for  registration  in accordance with
            Section 149 of the FSA;

    2.1.3 the submission (signed where appropriate by each of the Directors) to the London Stock Exchange of all documents specified by the Listing Rules for the purposes of Section 154 of the FSA in accordance with the Listing Rules and the London Stock Exchange approving the contents of such documents or authorising the issue of such documents without such approval by not later than 10 August 1998, or such later date as the Subscribers may agree and in any event before the document concerned is issued;

   2.1.4 the FHP Consultancy Agreement, the Placing Agreement, the Option Agreement, and the Service Agreements becoming unconditional in all respects other than as regards completion of this Agreement, and the Company or HLSL or HLS or any of the members of the Group which are party thereto not having varied or agreed to vary any of the terms, or having exercised or omitted to exercise any of its rights or benefits under any of such documents or any of the Facility Documents or the Ciba Geigy Agreement (including, but without limitation, consenting to, agreeing or waiving the exercise or omission to exercise by any party to any of such documents or any of the Facility Documents or the Ciba Geigy Agreement of any of its rights, benefits or obligations under any of such documents or any of the Facility Documents or the Ciba Geigy Agreement) and the Unapproved Option Scheme Rules and the Approved Option Scheme Rules not having been varied, without in any such case the prior written consent of the Subscribers;

   2.1.5 the receipt by Mr Baker on behalf of the Subscribers of the NatWest Letter;

   2.1.6    the passing of all of the  Resolutions  without  amendments
            (save with the prior written consent of the  Subscribers) on
                    or  by  2  September   1998  (or  such  later date  as the
                    Subscribers may agree);

  2.1.7 the fulfilment by the Directors and the Company of their respective obligations under Clauses 3 and 4 and their respective obligations under Clauses 5.3, 5.5, 7.2, 8, 9,
             10.4 and 13.4 in accordance with their term and in any event on or before Admission, or in any such case such later time or date as the Subscribers may agree;

  2.1.8 none of the Warranties being untrue or inaccurate in any material respect at the date hereof and no fact or circumstances having arisen and nothing having been done or omitted to be done (together an "Event") which

             (i) would render any of such Warranties untrue or inaccurate in any material respect if they were repeated as at Admission or at any time on or after 28 August 1998 up to and including Admission; or

             (ii) would  entitle  or would have  entitled  (with the
                  giving of notice and/or lapse of time and/or the satisfaction of any other condition and/or compliance with any other formality) the Banks or any of them:-

          (a) to require repayment before its stated maturity of any amounts from time to time outstanding under, or to refuse the making of an advance or drawdown or otherwise to make available funds under, the Existing Facility or the Bridging Agreement or the FOREX Agreement (save for any Event which relates solely to the FOREX Agreement and which
                (i) does not give rise to a breach of any other warranty, condition or term of this Agreement, (ii) is not a default and would not entitle the Banks or any of them to exercise their rights, remedies or powers under the Existing Facility or the Bridging Facility, and (iii) is not a Default or Default Occurrence under the New Facility; or

          (b)   to enforce any of the Security; or

   (iii)     which would be a Default or Default Occurrence (as
             defined  in  the  New  Facility)   under  the  New
             Facility (or would be if any advance had been made thereunder and remained outstanding);

    2.1.9 any Supplementary Prospectus being approved by the London Stock Exchange and published in accordance with the Listing Rules and Clause 3 before the condition contained in sub-clause 2.1.11 shall have been satisfied;

    2.1.10 the delivery by the Company and the Executive Directors to the Subscribers of a certificate in the form set out in
            Schedule 6 on 3rd September 1998 not later than 5.00pm (or such later time or date as the Subscribers may agree);

    2.1.11 Admission occurring on or before 4 September 1998 (or such later date as the Subscribers may agree); or

    2.1.12 if any demand shall be made by any of the Banks for payment or repayment of any sums from time to time owing to the Banks or any of them pursuant to the Existing Facility or the Bridging Agreement or the FOREX Agreement save for any such demand in respect solely of the FOREX Agreement and which (i) does not give rise to a breach of any other warranty, condition or term of this Agreement, (ii) is not a default and would not entitle the Banks or any of them to exercise their rights, remedies or powers under the ExistingFacility or the Bridg in Facility, and (iii) is not a Default or Default Occurrence under the New Facility.

         PROVIDED THAT each of the parties to this Agreement shall perform its respective obligations under this Agreement until such time (if any) as any of such conditions shall have become incapable of being fulfilled whereupon the provisions of Clause 2.3 shall apply.

2.2 The Company, each of the Directors and the Subscribers will respectively use all reasonable endeavours to procure the fulfilment of the conditions set out in Clause 2.1 by the times and dates stated therein (or such later time and/or date as the Subscribers may agree) and undertake to provide such information, supply such documents, pay such fees, give such undertakings and do all such acts and things as may be required by the London Stock Exchange to enable Admission to occur and shall notify each other party forthwith of any information of which they are or become aware at any time until this Agreement becomes unconditional in all respects which could or does indicate that any of the said conditions is not, or may not be, capable of being satisfied.

2.3 If any of the conditions set out in Clause 2.1 is not fulfilled, or waived by the Subscribers, by the time and/or date specified therein (or such later time and/or date as the Subscribers may agree) or, where no time and/or date is specified, before the condition contained in Clause 2.1.11 shall have been satisfied, this Agreement shall cease and determine and no party to this Agreement will have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that:-

         2.3.1 such termination shall be without prejudice to any accrued rights or obligations of any party under this Agreement;

         2.3.2 the Company shall pay the reasonable costs and expenses (including VAT) properly incurred of the Subscribers in direct connection with the Proposals up to a maximum aggregate sum of (pound)500,000, unless such conditions have not been fulfilled as a direct result of the default by the Subscribers under this Agreement (which for the avoidance of doubt shall not include the exercise of any right the Subscribers may have under this Agreement); and

         2.3.3 the provisions of Clauses 10, 11, 13 and 18 to 20 shall remain in full force and effect.

3.    Listing Application

3.1 The Company shall procure the delivery to the London Stock Exchange or true copies of each of all documents in the appropriate numbers and (where relevant) signed by the appropriate persons or certified as true in accordance with and as required pursuant to paragraph 7.5 of the Listing Rules.

3.2 Not later than 9.00am on the day of the consideration of the application for Admission, the Company shall procure the delivery to the London Stock Exchange of payment of the appropriate listing fees in accordance with paragraph 7.7 of the Listing Rules.

3.3 The Company shall procure compliance with the obligations imposed upon it by the Act, Part IV of the FSA and the Listing Rules in respect of or by reason of the matters contemplated by this Agreement including but without limitation:-

      3.3.1 the filing of all original and copy documents and forms at the Companies Registry;

      3.3.2 the making available for inspection at the offices of Simmons & Simmons at 21 Wilson Street EC2M 2TX for a period of not less than 14 days following the issue of the Prospectus of the documents required to be made available for inspection by the Company by paragraph 8.22 of the Listing Rules and pursuant to the Code;

      3.3.3 the making available free of charge, of sufficient copies of the Prospectus in accordance with the requirements of the Listing Rules; and

      3.3.4 the delivery, as soon as practicable after the consideration of the application for Admission and in any event no later than five business days after they become available, to the London Stock Exchange, of any relevant documents which are required by paragraph 7.8 of the Listing Rules.

3.4 The Company shall procure for Dresdner Kleinwort Benson all such information and documents as they may reasonably require to enable the Company to discharge its obligations and Dresdner Kleinwort Benson to discharge its obligations as Sponsor and Kleinwort Benson Securities Limited to discharge its obligations as stockbroker, to the Company in relation to the matters contemplated by this Agreement.

3.5 Notwithstanding the rights of the Subscribers pursuant to Clause 2, where after publication of the Prospectus but before Admission there is a significant change affecting any matter required to be included, or a significant new matter arises which would have been required to be included, in the Prospectus by section 146 of the FSA or by the Listing Rules, any Director who becomes aware of such change or matter shall forthwith notify the other Directors and the Subscribers and the Directors shall forthwith:-

      3.5.1 disclose the change or matter to Dresdner Kleinwort Benson in writing; and

      3.5.2 prepare and, through Dresdner Kleinwort Benson, deliver on behalf of the Company to the London Stock Exchange for approval a Supplementary Prospectus containing details of the change or matter in a form complying with Section 146 of the FSA and the Listing Rules and agreed upon by the Subscribers and the Company.

3.6 Forthwith on receipt of appropriate evidence of approval by the London Stock Exchange of the Supplementary Prospectus or of the authorisation of their issue without such approval, the Company shall procure its registration at the Companies Registry.

4.    Announcement and Publication

      The Company will procure:-

4.1 as soon as practicable after 8.00am on the date hereof release the Press Announcement to the press and the London Stock Exchange; and

4.2 on or before close of business on the date hereof post copies of the Documents to the shareholders of the Company.

5.    Subscription

5.1 On the terms of and subject to the conditions of this Agreement and relying on the warranties, covenants, indemnities and undertakings contained herein the Subscribers (or, in the case of Mr Baker at Mr Baker's discretion Focused Healthcare Partnership Limited ("FHP") or, in the case of any Subscriber which is an investment manager any fund managed by such Subscriber) will subscribe in full in cash for such number of the Subscription Shares as are set opposite their names in the third column of Schedule 2 at the Subscription Price ("Subscription Cash") which price the Subscribers will procure to be paid or pay on or by Admission.

5.2 The Subscription Shares will be subscribed free from all liens charges and encumbrances of any nature whatsoever.

5.3 The Directors undertake with the Subscribers that they will on or before 7.30 am on the date of Admission allot the Subscription Shares at the Subscription Price to the Subscribers, or to such nominees as they may direct or also, in the case of Mr Baker to FHP or also in the case of any Subscriber which is an investment manager any fund managed by such Subscriber, conditionally only on satisfaction of the condition in Clause 2.1.11 on terms that, upon such allotment becoming unconditional, such shares shall be fully paid and shall rank pari passu in all respects with and be identical to the Ordinary Shares in issue including the right to receive all dividends and other distributions declared, made or paid after the date of Admission.
      Forthwith after such allotment the Company shall provide the Subscribers and Dresdner Kleinwort Benson with certified copies of the Board resolution allotting the Subscription Shares.

5.4 Each Subscriber severally warrants and undertakes to the Company that the Subscription Cash due from him is, upon this Agreement coming into effect, held by N.M. Rothschild & Sons Limited solely for the purpose of paying the Subscription Cash pursuant to the terms of this Agreement, subject only to this Agreement becoming unconditional and not being terminated.

5.5 The Directors undertake that, subject to the passing of all of the Resolutions, prior to Admission a board meeting of the Company shall be held at which, conditional upon Admission:

      5.5.1 the FHP Consultancy Agreement, the Option Agreement and the Service Agreement shall be executed and entered into by the Company;

      5.5.2 Mr Baker shall be appointed a director of the Company and shall be appointed Executive Chairman;

      5.5.3   Mr L Rice shall resign as a director of the Company;

      5.5.4 the Subscription Shares and the Placing Shares shall be allotted and issued in accordance with the terms of this Agreement and the Placing Agreement (respectively); and

      5.5.5   the Unapproved Option Scheme shall be adopted by the Company.

5.6 Each US Subscriber acknowledges and agrees that the Subscription Shares have not been registered under the United States Securities Act of 1933 (the "1933 Act") or the securities laws of any state of the United States, and are being offered and sold to the US Subscribers pursuant to an exemption from registration contained in Regulation D under the 1933 Act and applicable state law (and not pursuant to Regulation S under the 1933 Act). Consequently, the Subscription Shares to be issued to the US Subscribers shall be "restricted shares" as that term is defined in Rule 144 under the 1933 Act, and each US Subscriber understands and agrees that the Subscription Shares to be issued to the US Subscribers cannot be offered, sold, delivered, transferred or otherwise disposed of except pursuant to a registration statement under the 1933 Act and applicable state law or in accordance with an opinion of counsel acceptable to the Company that said transaction is exempt from registration under the 1933 Act and applicable state law. Each share certificate (including any successor share certificate) shall bear a legend as set forth below:

      Form of Legend

      These shares have not been registered under the United States Securities Act of 1933, as amended (the "1933 Act") or the securities laws of any state of the United States. Consequently, these shares cannot be offered, sold, delivered, transferred or otherwise disposed of except pursuant to a registration statement under the 1933 Act and applicable state law or in accordance with an opinion of counsel acceptable to the Company that said transaction is exempt from registration under the 1933 Act and applicable state law. The Company shall not be required to register any purported sale, delivery, transfer, or other disposition that is contrary to the terms of this legend.

6.    Registration

      Upon Admission, the Directors shall procure that the Company will deliver to the Subscribers or as they may direct the definitive share certificates in the names of the Subscribers or also, in the case of Mr Baker FHP or also in the case of any Subscriber which is an investment manager any fund managed by such Subscriber or of such nominees of the Subscribers as the Subscribers shall specify and in such denominations as the Subscribers shall specify in respect of the Subscription Shares.

7.       Company's and Directors' Further Obligations

7.1 Forthwith on the execution of this Agreement the Company will deliver to the Subscribers:-

         7.1.1 one copy of the final form of the Prospectus signed by each Director (or his duly authorised attorney);

         7.1.2 one executed copy of each Power of Attorney and of each Responsibility Statement;

         7.1.3 one copy of the Verification Notes and the answers, annexures and all supporting documentation thereto signed by each Director; and

         7.1.4 one original signed copy of the New Facility and the Security Deed;

7.2 The Directors and the Company undertake to the Subscribers that, pending this Agreement becoming unconditional in all respects and subject to letters of confidentiality substantially in the form as executed by Mr Baker and the financial advisers to the Subscribers in connection with the Proposals being executed and binding, they will on request provide to the Subscribers, their accountants, solicitors and other professional advisers authorised by the Subscribers such facilities and information relating to the Group and its affairs, including access to its books and records, as the Subscribers may reasonably from time to time require and will consult with the Subscribers, or such representatives and advisers as are designated by them for this purpose, with respect to any action which may materially affect the business, assets, trading profits or prospects of the Group taken as a whole.

8.       Fees and Expenses

         The  Company  hereby  undertakes  that  it will  pay all of its  costs, charges and expenses (plus any VAT thereon) of and incidental to the Proposals including in particular (but without limiting the foregoing) the application for Admission, the costs of printing and distributing the Prospectus, the fees of the London Stock Exchange and all accountancy, legal and other professional fees and expenses in connection with the Proposals (including the legal fees of Wragge & Co in advising the Executive Directors on their personal positions) up to but not exceeding (without the prior written consent of the Subscribers) an aggregate of (pound)1.8 million.

9.       Announcements

9.1 Save as expressly contemplated hereunder, neither the Company nor any Director shall make or despatch any public announcement or communication concerning the Group or in connection with the Subscription or the Placing which is or may be material in relation to the Group, the Subscription or the Placing or the issue of the Subscription Shares between the date of this Agreement and the date of Admission (both dates inclusive) without the prior written consent of Mr Baker as to the content, timing and manner of making or despatch thereof (such consent not to be unreasonably withheld or delayed). This restriction does not apply to a normal trade announcement or any announcement or communication required by law, regulation, the Code or the London Stock Exchange in respect of which it was not practicable in the circumstances, having made all reasonable efforts, to obtain such prior written consent.

9.2 The Company and each of the Executive Directors shall use all reasonable endeavours to procure that each Group Company and employees of each Group Company and advisers to and agents of the Company observe the restriction set out in Clause 9.1 as if they were parties hereto.

10. Warranties and Undertakings by the Company and Undertakings by the Directors

10.1     The Company  warrants to the Subscribers that the warranties set out in
         Schedule 5 are at the date hereof, and that warranty 23.2 will be as at Admission true and accurate.

10.2 For the purpose of Clause 10.1, each of the warranties shall be qualified to the extent of the facts or information fairly disclosed in the documents listed in Schedule 4.

10.3 The warranties given in Clause 10.1 and Schedule 5 shall remain in full force and effect notwithstanding the completion of the Subscription and all other matters and arrangements referred to in or contemplated by this Agreement.

10.4 Each of the Company and the Directors severally undertake to the Subscribers insofar as they are able:

         10.4.1 not to cause and to use all reasonable endeavours not to permit any Specified Event;

         10.4.2 to give notice to the Subscribers of any breach of the Warranties or any other provision of this Agreement, or of the occurrence of any Specified Event, which shall come to his or its knowledge prior to Admission.

10.5 The liability of the Company in respect of any claim in connection with any of the Warranties ("Relevant Claim") shall, save where the liability in question arises as a result of fraud on the part of any Group Company or any Group Company's respective directors, officers, employees or agents or where the liability in question relates to a matter which has been deliberately concealed or withheld by any Group Company or any such person, be limited as follows:-

         10.5.1 the aggregate liability of the Company in respect of this Agreement shall be limited to (pound)15,000,000 (together with all costs, expenses and interest incurred or suffered by any of the Subscribers in connection therewith);

         10.5.2 the Company shall not be liable in respect of a Relevant Claim unless:-

                    (a) the liability of the Company in respect of that Relevant Claim (ignoring any liability for costs, expenses and interest) exceeds (pound)25,000;

                    (b) the aggregate liability of the Company in respect of all Relevant Claims (excluding any for which liability is excluded by sub-paragraph 10.5.2(a)) exceeds (pound)250,000 in which case the Company's liability shall be the whole sum due and not just the excess over (pound)250,000;

         10.5.3 the Company shall have no liability in respect of any Relevant Claim unless the Subscribers or any of them shall have given notice in writing to the Company of such claim (giving, to the extent reasonably practicable, reasonable details of the claim or matter in respect of which such claim is made) such notice to be given not later than whichever is the later of (a) the date nine months after the date of this Agreement and (b) the date one month after the publication of the consolidated accounts of the Group for the year ending 31 December 1998;

         10.5.4 all and any liability of the Company in respect of any Relevant Claim notified to it in accordance with paragraph
                    10.5.3 shall (if such Relevant Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of nine months from the date of such notification of the Relevant Claim unless the Subscribers or any of them shall within such period have issued and validly served on the Company proceedings in respect of such Relevant Claim;

         10.5.5 the Company shall not be liable in respect of any Relevant Claim to the extent that the loss giving rise to the claim is unconditionally and finally recovered by the Company from another person other than a member of the Group or any associated undertaking of the Group or any of the directors, officers, or employees of a Group Company or associated undertaking of the Company;

         10.5.6 the Company shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated without cost to the Subscribers (or any of them) or any Group Company or associated undertaking of the
                    Company or any of the directors,   officers,   or employees
                    of a Group Company or associated undertaking of the Company and should the Company pay to or for the benefit of any Subscriber an amount in respect of any Relevant Claim and any other Subscriber subsequently receives from any other person any payment in respect of the matter giving rise to the Relevant Claim, the Subscribers shall thereupon pay to the Company and amount equal to the payment received. The Subscriber's shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss;

         10.5.7 the Subscribers confirm that the Company shall not be liable in respect of any Relevant Claim to the extent of the Subscriber's actual knowledge, as a result of the review of any written information, of any matter which would give rise to a Relevant Claim.

11.      Indemnities

11.1 Subject to Clause 11.2 the Company undertakes to the Subscribers, to keep each and every Subscriber indemnified against all losses, claims, demands, damages, costs, charges, expenses or liabilities (or actions, proceedings or investigations in respect thereof) which such Subscriber may suffer or incur or which may be made against such Subscriber or which arise directly or indirectly, out of or in connection with:-

         11.1.1 the issue and/or publication of the Documents and/or any other documents relating to the Subscription which have been authorised by or on behalf of the Company;

         11.1.2 any breach or alleged breach by the Company or any of the Directors of this Agreement;

         11.1.3 the failure or alleged failure by the Company or any of the Directors to comply with any legal, statutory or regulatory requirement in relation to the Placing, the Subscription the allotment and/or issue of any Placing Shares or Subscription Shares and any transaction or matter referred to in the Documents together with the properly incurred costs and expenses of such Subscriber in enforcing its rights under this Clause 11.

11.2 The obligations of the Company under clause 11.1 shall not apply to any liabilities, actions, costs, charges, expenses, claims or losses suffered by a Subscriber to the extent that they are finally judicially determined by a court of competent jurisdiction or are agreed by the Subscribers to have arisen from or in relation to any breach by the Subscribers of their obligations under this Agreement or under any statutory or regulatory requirement or arise from the negligence or wilful default of any Subscriber.

11.3 All sums payable to any Subscriber under this clause 11 shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the person making payment shall pay such additional amount as shall be required to ensure that the net amount received by the Subscriber will equal the full amount which would have been received by it had no such deduction or withholding been made. If the Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to Tax (or into any computation of income, profits or gains for the purposes of any charge to Tax) any sum payable to any Subscriber under this Clause 11 then the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable (additional payments being made on demand as may be necessary).

12.      Representations and Warranties and Undertakings by the Subscribers

12.1 For the purposes of establishing the entitlement of the US Subscribers to purchase Subscription Shares pursuant to an exemption under the 1933 Act and applicable state law, each of the US Subscribers severally represents and warrants as follows:

         12.1.1 The US Subscriber has had access to and reviewed the Prospectus and such financial and other information regarding the Company as the US Subscriber deems necessary in respect of his or its decision to acquire Subscription Shares. The US Subscriber has had an opportunity to ask questions and receive answers concerning such
                    matters  as he  deems  relevant.  The  US  Subscriber   has
                    reviewed  the  risk   factors  in  the   Prospectus,  and
                    acknowledges that an investment in the Company's shares is a high risk investment. Nothing in this Clause 12.1.1 shall impair or qualify the full force and effect of the representations warranties and other provisions of this Agreement and the Subscribers reliance thereon or rights thereunder.

         12.1.2     The  US  Subscriber  is  an  accredited   investor  within
                    the meaning of Regulation D under the 1933 Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an  investment  in  Subscription  Shares and
                    is able to bear the economic  risk  of  such   investment.
                    If the US Subscriber is not an individual it has not been formed for purposes of making this investment.
                    If the US Subscriber is an individual, he has specialised knowledge and experience relating to the Company's industry.

         12.1.3 As an acquirer in an intended private placement of Subscription Shares that have not been registered under the Act, the US Subscriber is acquiring Subscription Shares solely for his or its own account and Subscription Shares are not being acquired by US Subscribers with a view to any resale, distribution, transfer or other disposition thereof in violation of the 1933 Act.

         12.1.4 If the US Subscriber is an individual, he is resident in the State indicated below next to his name. If the US Subscriber is an entity, it is incorporated in the state indicated next to its name and has its head office in the state indicated next to its name.

               US Subscriber           State of Residence/Inc./Hdqtrs.

               Stephens Group Inc                 -    Arkansas/Arkansas
               Quilcap Corp.             -        Delaware/New York
               Oracle Partners L.P.      -        Delaware/New York
               Sidney Knafel           New York     -           -
               Rodman Moorhead III     New York     -           -
               Andrew Baker            New Jersey            -      -
               Kirby Cramer            Washington            -      -


12.2 Each US Subscriber acknowledges and agrees that the Subscription Shares issued to it or him may only be resold, transferred or otherwise disposed of pursuant to a registration statement under the 1933 Act and applicable state law or in accordance with an opinion of counsel satisfactory to the Company that said transaction is exempt from registration under the 1933 Act and applicable state law.

12.3 Each Subscriber severally warrants to the Company that he has full power and authority to enter into and perform his obligations under this Agreement which will constitute binding obligations on such Subscriber in accordance with its terms upon coming into effect.

12.4 Each Subscriber that holds Ordinary Shares or Huntingdon ADSs (as defined in the Prospectus) undertakes not to vote at the EGM in respect of Resolution 1 and not to accept any Placing Shares which may be offered to such Subscriber under the Open Offer (as defined in the Prospectus).

12.5 Each of Andrew Stafford-Deitsch and Gordon Grender severally represent and warrant to the Company that he is not a US Person as defined in Regulation S of the Securities and Exchange Commission.

12.6 The Company shall not be entitled to rescind this Agreement for any reason.

13.      Obligations to the Subscribers

13.1 The obligations of the Company to the Subscribers shall be binding on its successors.

13.2 Subject to Clause 10.5, any liability to the Subscribers hereunder may in whole or in part be released, compounded or compromised and time or indulgence may be given by the Subscribers as regards any person under such liability without prejudicing the Subscribers' rights against any other person under the same or a similar liability.

13.3 Subject to Clause 10.5, no neglect, delay or indulgence on the part of any Relevant Person (as the case may be) in enforcing the Warranties or the indemnities set out in this Agreement or in enforcing any other term or condition of this Agreement shall be construed as a waiver thereof and no single or partial exercise of any right or remedy under this Agreement will preclude or restrict the further exercise or enforcement of any such right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any other rights and remedies (whether provided by law or otherwise).

13.4 Each of the Directors hereby agrees that, if and to the extent that he incurs any liability under this Agreement, he will not seek any contribution or seek to recover any sum from the Company or any other member of the Group or any of their officers or employees in respect of such liability, provided that this shall not preclude a Director from recovering under any insurance policy maintained by the Company for his benefit pursuant to Section 310 of the Act.

13.5 The Company and the Directors confirm that, in addition to any remedy or right of action available under this Agreement, the Subscribers shall be entitled (as allottees of new Ordinary Shares or otherwise) to the same remedies and rights of action against the Company and/or the Directors to the same extent as any other person acquiring any Ordinary Shares on the basis of the Documents and as referred to in Recital (E), but not otherwise.

14.      Time of the Essence

         Any time, date or period referred to in any provision of this Agreement may be extended by agreement between the parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

15.      Notices

15.1 Any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent:-

         15.1.1 in the case of the Company to its registered office for the time being marked "For the urgent attention of the Company Secretary";

         15.1.2 in the case of any Director to his address stated in Part A or Part B of Schedule 1 or to such other address as may be notified in writing for the purposes of this Agreement to the party giving or service the notice or other communication;

         15.1.3 in the case of the Subscribers to Mr Baker marked "For the urgent attention of Mr Baker".

15.2 Any such notice or other communication shall be delivered by hand or sent by fax or pre-paid first class post. If sent by fax such notice or communication shall conclusively be deemed to have been given or served at the time of despatch, (provided that a confirmatory copy of such notice is sent by post in accordance with this Clause 15.2). If sent by post such notice or communication shall conclusively be deemed to have been received 48 hours from the time of posting or, if to an overseas address 5 Business Days from the time of posting.

15.3 Any notice given by the Subscribers under Clause 2.2 may also be given by Mr Baker to any Director either personally or by telephone (to be confirmed immediately in writing) and shall have immediate effect.

16.      Counterparts

         This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall be of no effect unless and until at least one counterpart has been signed by or on behalf of each party.

17.      Whole Agreement and Variation

         This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement and no variation of this Agreement shall be effective unless signed by or on behalf of the parties to this Agreement.

18.      Invalidity

         If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

19.      Authority to Deliver

         The signature or sealing of this document by or on behalf of a party shall constitute an authority to the solicitors, or any agent or employee of the solicitors acting for that party in connection with this document, to date and deliver it as a deed on behalf of that party.

20.      Governing Law and Submission to Jurisdiction

20.1 This Agreement shall be governed by and construed in accordance with English law.

20.2 All the parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been duly executed by or on behalf of the Subscribers and executed and delivered as a deed by the Company and each of the Directors, the day and year first before written.

                                   SCHEDULE 1

                                     Part A
                             The Executive Directors


Name                                                 Address

Christopher Frederick Cliffe        )       Huntingdon Life Sciences Group plc
Martyn Sandford                     )       Woolley Road
Dr Cameron MacKay Macdonald         )       Alconbury
                                                     Huntingdon  PE18 6ES



                                     Part B
                           The Non-Executive Directors


Name                                                 Address

Roger Adrian Pinnington             )       Huntingdon Life Sciences Group plc
Professor John Caldwell             )       Woolley Road
Ladislas Oscar Rice                 )       Alconbury
                                                     Huntingdon  PE18 6ES

                                   SCHEDULE 2

                                 The Subscribers

Name                          Address                         Subscription      Aggregate
                                                              Shares            Subscription
                                                                                Price
                                                                                (pound)

Andrew Baker                  Focused Healthcare              12,000,000        1,500,000
                              Partnership Limited
                              c/o New World Trust Corp
                              Rue de la Pelisserie
                              Case Postale 3501
                              1211 Geneva 3
                              Switzerland

Stephens Group, Inc           111 Center Street                36,000,000       4,500,000
                              Little Rock
                              Arkensas 72201
                              USA

Quilcap Corp.                 375 Park Ave                    27,333,333         3,416,667
                              Suite 1404
                              New York
                              New York 10952
                              USA

Oracle Partners LP            712 Fifth Ave                   23,333,333         2,916,667
                              45th Floor
                              New York
                              New York 10019
                              USA

Sidney Knafel                 126 E 56th Street               8,000,000          1,000,000
                              New York
                              New York 10022
                              USA

Rodman Moorhead III           E.M. Warburg Pincer             4,666,667           583,333
                                & Lowe
                              456 Lexington Avenue
                              New York
                              USA

Kirby Cramer                  Keystone Capital                4,666,667           583,333
                              2420 Carillon Point
                              Kirkcrome
                              Washington 83033
                              USA

Andrew Stafford Deitsch       The Old Surgery                 2,000,000           250,000
                              Ingatestone
                              Essex  CM7 9DU

Gordon Grender                The Old Surgery                 2,000,000           250,000
                              Ingatestone
                              Essex  CM7 9DH

                                   SCHEDULE 3

                          Documents in the agreed form


Document                            Marked

Application Form                    A
Bridging Agreement                  B
FHP Consultancy Agreement           C
FOREX Agreement                     D
Nat West Letter                     E
New Facility                        F
Ciba Geigy Agreement                G
Option Agreement                    H
Placing Agreement                   I
Powers of Attorney                  J
Press Announcement                  K
Prospectus                          L
Proxy                               M
Responsibility Statements           N
Security Deeds                      O
Service Agreements                  P
Unapproved Option
         Scheme Rules               Q
Verification Notes                  R
Working Capital Report              S

                                   SCHEDULE 4

                               Clause 10 Documents


1.       The Prospectus and all documents referred to Part VI of the Prospectus.

2.       The Ciba Geigy Agreement.

3. The Arthur Andersen Working Capital Report including transmittal letter.

4.       All Documents named in Schedule 3.

5. The Phase I Environmental Assessment of Pharmaco LSR at Eye, Suffolk, England dated May 1994 as carried out by Environmental Resources Management.

6.       The  Environmental   Review  dated  January  1998  in  respect  of  the
         Huntingdon Research Centre at Woolley Road, Alconbury, Huntingdon, Cambridgeshire as prepared by Aspinwall & Company.

7. The Environmental Review of the Stamford Lodge, Wilmslow, Cheshire dated January 1997 as carried out by Aspinwall & Company.

8. The Phase I Environmental Site Assessment Report of Pharmaco LSR at Mettlers Road, East Millstone, New Jersey, USA dated August 30, 1995 as prepared for Aspinwall & Company.

9. Arthur Andersen Working Capital Comfort Letter in connection with the Working Capital Statement by Huntingdon Life Sciences Group plc.

10. Arthur Andersen letter in relation to significant changes in financial position.

11.      Arthur Andersen letter re statement of indebtedness.

                                   SCHEDULE 5

                                   Warranties


Accuracy and contents of documents

1. All information (other than relating to the Subscribers, their immediate families and persons, trusts and companies connected with the Subscribers) contained in the Press Announcement and in the Prospectus and in the other public filings of the Company including filings with the United States Securities and Exchange Commission (together the "Public Filings") is in accordance with the facts and all statements of fact contained in the Press Announcement, in the Prospectus and the Public Filings is true and accurate and not misleading. The Company is current and timely in its Public Filings.

2. All forecasts, estimates and expressions of opinion, intention or expectation made by the Company or the Directors and contained in the Press Announcement and/or in the Prospectus are fair and honestly given, expressed or held, have been made after due and careful enquiry and consideration, are fairly based on facts which are within the knowledge of each relevant Group Company and the Directors and are made on reasonable grounds.

3. There are no facts or considerations known or which could on reasonable enquiry have been known to any Group Company or any of the Directors which are not disclosed in the Press Announcement or in the Prospectus which by their omission would or might reasonably be considered to:

         3.1 materially affect the import of the information contained therein; or

         3.2        make  any  statement   therein   (whether  of  fact  or
                    opinion)   false  or  misleading; or

         3.3 invalidate or materially qualify any assumption made in support of any statement therein (whether of fact or opinion); or

         3.4 be material for disclosure to a reasonable purchaser of Subscription Shares.

4. The Prospectus contains all such information as, having regard to the matters referred to in section 146 of the FSA, investors and their professional advisers would reasonably require, and reasonably expect to find in the Prospectus, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group and of the rights attaching to the Placing Shares and the Subscription Shares.

5. The Prospectus contains all particulars and information required by, and the issue of the Subscription Shares and the issue and publication of the Prospectus complies in all respects with, the Act, the FSA, the Listing Rules, the rules and regulations of the London Stock Exchange, the New York Stock Exchange, the United States Securities and Exchange Commission, the Code all other relevant laws and regulations in the United Kingdom and elsewhere and all agreements to which any member of the Group is a party or by which any member of the Group is bound and, without limiting the generality of the foregoing, there are no matters other than those disclosed in the Prospectus or otherwise disclosed in writing to the London Stock Exchange and the Subscribers which the Executive Directors are aware should be taken into account by the London Stock Exchange in considering the application for Admission.

6. All statements made or approved by the Company in connection with any application to the London Stock Exchange for certain information to be omitted from the Prospectus are true and accurate and are not misleading and there are no facts which have not been disclosed to the London Stock Exchange in connection therewith which by their omission make any such statements misleading or are material for disclosure in connection therewith.

7. All statements of fact contained in any document or announcement issued or made by or on behalf of the Company to its shareholders, or the press since 31 December 1997 were when made, and save to the extent corrected in the Prospectus, remain true and accurate and not misleading and all forecasts and estimates and all statements of opinion, intention and expectation contained therein were made on reasonable grounds after due and proper consideration and, having regard to all information then available to the Company and the Directors, all such forecasts and estimates have either been met or continue to be based on fair and reasonable assumptions after due and proper consideration of all information now known to them and the Company and the Directors continue to hold the opinions, intentions and expectations therein expressed after due and proper consideration of all information now known to them.

8.       Verification

         The replies to the Verification Notes have been approved by persons having appropriate knowledge or responsibility to enable them properly to provide such replies and all such replies have been given in good faith and are true and accurate and not misleading and the opinions attributed to the Directors therein are honestly held and are fairly based on facts within the knowledge of the Directors.

9.       Accounts

9.1      The Accounts:

         9.1.1 have been prepared in accordance with the Act and (except to the extent (if any) disclosed therein) generally accepted accounting principles, practices and standards consistently applied;

         9.1.2 on a consolidated basis give a true and fair view of the state of affairs of the Group as at the end of, and of their profits (or losses) and cash flow for the year ended 31 December 1997;

         9.1.3      fairly set out the assets,  liabilities and reserves of the
                    Group and either make  proper   provision  for,  or  where
                    appropriate in accordance with generally accepted accounting standards, include a note in respect of all liabilities or commitments, whether, actual, deferred or contingent of the
                    Group as at the relevant dates and in particular, make adequate provision for, or where appropriate include
                    proper  disclosure,  in either case,  in accordance   with
                    generally   accepted   accounting   standards,   of   all
                    liabilities, whether actual, deferred, contingent or disputed, of the Group as at relevant dates;

9.2 the Interim Results have been properly compiled on the accounting bases and assumptions consistent with or not materially different from those adopted in the preparation of the Accounts and of corresponding interim results of the Company and its subsidiary undertakings published for the six-month period ended 30 June 1997. All statements of fact contained in the Chairman's statement in respect of and accompanying the Interim Results concerning the financial and trading position and prospects of the Group were true and accurate and not misleading and all expressions of opinion, intention or expectation contained in the Interim Results concerning the financial and trading position and prospects of the Group were honestly given, expressed or held and have been the subject of due care and attention and were fairly based on facts within the knowledge of the Company and the Directors and were made on reasonable grounds, after due and proper consideration.

10.      Post Balance Sheet Events

         Since 31 December 1997:

10.1    each Group has carried on its business in the ordinary and usual course;

10.2 there has been no material depletion in the net assets of any Group Company and there has been no material adverse change in the financial or trading position or prospects of any Group Company;

10.3 no Group Company has acquired or disposed of or agreed to acquire or to dispose of any business, company or asset which is material for disclosure;

10.4 other than those sums received from the joint administrator of Travers Morgan Group plc and except as disclosed in the Prospectus, no dividends or other distributions have been declared, made or paid by any Group Company; and

10.5 no Group Company has incurred any material liability for taxation of whatsoever nature otherwise than in the ordinary course of business.

11.      Working Capital

         All information requested from the Company and the Directors by the Accountants for the purposes of the Working Capital Report was, when provided, true and accurate and no information has been withheld the absence of which would make misleading any of the information provided. The Working Capital Report which has been reported on by the Accountants has been prepared with all due care and attention by the Company and the Directors in accordance with the accounting policies normally adopted by the Group and on the basis of the assumptions set out in the Working Capital Report and such assumptions are fair and reasonable and are based on beliefs reasonably and honestly held and there are no facts known or which could on reasonable enquiry have been known to any Group Company or the Directors which have not been taken into account in the preparation of the Working Capital Report and which could reasonably be expected to have an effect on the Working Capital Report.

12.      Acceleration of indebtedness

         No circumstances have arisen, or to the best of the knowledge, information and belief of the Executive Directors and any Group Company, may arise such that any person is, or will, or would with the giving of notice and/or lapse of time and/or the satisfaction of any other condition and/or compliance with any other formality become entitled to require payment before its stated maturity of, or security for, any indebtedness in the nature of borrowing or any guarantee thereof or any mortgage, security grant or interest of any Group Company which has not been satisfied in full and no person to whom any indebtedness in the nature of borrowing of any Group Company which is payable on demand is owed has demanded or to the best of the knowledge information and belief of the Directors and any Group Company presently proposes to demand payment of, or security for, the same, and there is no reason to suppose that any overdraft facility of and Group Company will be, or is likely to be, withdrawn.

13.      Property

13.1 The Properties are all the properties owned by any Group Company or occupied by any Group Company for the purpose of its business or in respect of which the Company has any actual or potential liability including (without limitation) any potential liability as a tenant or former tenant of, or guarantor in respect of, any leasehold property, which is material in the context of the Placing, or the Subscription or the Group.

13.2 The Company and each Group Company has good and marketable title to all of the Properties and marketable title to all personal property owned by each of them, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects that, singly or in the aggregate, could be material; and any of the Properties held under lease by the Company or any Group Company are held under valid, subsisting and enforceable leases, without exceptions that and which have not been breached in any respect which could be material.

14.      Insurances

         The Group is insured to adequate levels against all risks commonly insured against by persons carrying on the same or similar businesses as those carried on by the Group and against all risks against which the Group might reasonably be expected to insure in the particular circumstances of the businesses carried on by each member thereof, all material insurances are in full force and effect and are not void or voidable, other than the pending claim in approximately the sum of (pound)500,000 in respect of physical flood damage on or about April 1998 at the Huntingdon site and the proposed claim for business interruption in respect of such damage there is no material insurance claim pending, threatened or outstanding against any member of the Group and all premiums due in respect of material insurances have been duly paid.

15.      Environmental Matters

         Each Group Company has so far as each Group Company is aware at all times complied with all laws, regulations and orders concerning health and safety matters, the protection of the environment and the emission, discharge, leakage, disposal, transportation, spill, release or threatened release (collectively "Release") of materials in or into the environment (collectively "Environmental Matters"). Each Group Company is in possession of all relevant consents, or other authorisations (together the "Consents") with respect to all Environmental Matters and has, so far as the Directors and each Group Company is aware, complied with the conditions therein, and there are, so far as the Directors and each Group Company is aware, no facts or circumstances entitling a regulatory agency or other authority to revoke, vary or not renew any of the Consents; no Group Company is, so far as the Directors and each Group Company is aware, required to make any material investment under the terms of any of the Consents or the terms of any relevant legislation or regulation in order to renew any of the Consents or maintain the same in full force and effect.

16.      For the  purposes  of  this  paragraph  "Dangerous  Substances"  means any natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) the generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a substantial risk or causing harm to man or to any other living organism or of causing material damage to the environment or public health or welfare and "waste" means any waste which is covered  by  Part  II of  the  Environmental  Protection  Act  1990
         or any pollutant, contaminant, chemical, or industrial hazardous or toxic material or waste for which liability or standards of conduct are imposed under applicable laws, regulations or orders concerning Environmental Matters.

16.1 So far as each Group Company and the Directors are aware, there has been no material Release of any Dangerous Substances or waste into the ground at the Properties, any adjacent or nearby property or into the atmosphere or into any controlled waters;

16.2 So far as each Group Company and the Directors are aware, there has not been by any Group Company, or in or on any of the Properties any illegal generation, use, treatment, recycling, keeping, storage, discharge, transportation or disposal or other Release of any waste or Dangerous Substances.

16.3 So far as each Group Company and the Directors are aware, none of the Group Companies is subject to any judicial, administrative or other proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any law, regulation or order concerning Environmental Matters; and

16.4 None of the Group Companies has received any notice or claim to the effect that it is or may be liable to any governmental entity or any other person as a result of the Release or threatened Release of any Dangerous Substances or waste. None of the Group
         Companies has sent or arranged for the disposal of any Dangerous Substance or waste to any disposal site that (a) is undergoing, or to the knowledge of the Directors or any Group Company could reasonably be expected to undergo, remedial action or (b) is listed or proposed for listing on the National Priorities List pursuant to laws of the United States of America.

17.      Pensions

         Save to the extent disclosed in the Accounts, all amounts payable by any Group Company to the pension schemes disclosed in the Accounts have been paid in full and all sums for which any Group Company accounts to such scheme on behalf of its employees have been paid to such scheme and the scheme remains in operation and effect in accordance with its terms.

18. Save as disclosed or provided for in the Accounts, no Group Company is paying or is under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or the attainment of a specified age or on the completion of a specified number of years of service.

19.      Corporate Capacity

         Each Group Company has been duly incorporated, has full corporate power and authority to carry on its activities in the ordinary course of its business, has obtained all licences, permissions, authorisations and consents required for the carrying on of its business and such licences, permissions, authorisations and consents are in full force and effect in all material respects and there are no circumstances known to the Company or any of the Executive Directors which indicate that any of such licences, permissions, authorisations or consents may be revoked or not renewed, in whole or in part, in the ordinary course of events.

20.      Validity of Agreements

         No Group Company nor any Executive Director has any knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which a Group Company is a party and which is material to the business or the financial or trading position or prospects of the Group and no Group Company has received notice of any intention to terminate or not to renew any such agreement or repudiate or disclaim any such transaction; for this purpose "any agreement which is material to the business or the financial position or prospects of the Company" includes, without limitation, agreements with suppliers and with clients.

21.      Licences and Authorisations

         Each Group Company has carried on and is carrying on its business and operations in accordance with all applicable laws, regulations and bylaws and all statutory, municipal, governmental, quasi governmental and regulatory and landlords' and other licences, consents, permits and authorities necessary or desirable for the carrying on of the businesses and operations of each Group Company, as previously carried on and as now carried on, have been obtained and are (or were at the relevant time) valid and subsisting and all conditions applicable to any such licence, consent, permit or authority have been and are complied with.

22.      Without prejudice to the generality of paragraph 21:-

         22.1 all establishments within the meaning of Section 6 of the Animals (Scientific Procedures) Act 1986 or that are subject to or regulated by the Animal Welfare Regulations of the United States Department of Agriculture ("USDA") that are owned or operated by any Group Company or on its behalf are the subject of a valid current Certificate of Designation or similarly applicable certificate or licence under USDA ("US Certificate") in the name of a suitably qualified employee or director;

         22.2 all Certificates of Designation as referred to in 22.1 above, correctly identify each premises, building or room in which scientific procedures within the meaning of the Animals (Scientific Procedures) Act 1986 or USDA Animal Welfare Regulations are performed ;

         22.3 all regulated procedures within the meaning of the Animals (Scientific Procedures) Act 1986 performed by or on behalf of any Group Company are performed in compliance with the provisions of the Animals (Scientific Procedures) Act 1986 or so far as relevant USDA Animal Welfare Regulations, the terms of any applicable Certificate of Designation or US
                    Certificate, project licence, personal licence or other authorisation required by law and all relevant Group Companies are in possession of all such project licenses required for the purposes of the business of such company;

         22.4 all animals which are subject to regulated procedures as referred to in 22.3 above and which are animals specified in
                    Schedule 2 of the Animals (Scientific Procedures) Act 1986 or USDA Animal Welfare Regulations are bred by or purchased by a Group Company carrying out such procedures or on whose behalf such procedures are carried out for the purposes of such procedures and if bred are so bred at establishments which are the subject of a valid current Certificate of Designation as required by the Animals (Scientific Procedures) Act 1986;

         22.5 all 16 conditions imposed on the Group by the UK Home Office on 24th July 1997 were complied with fully by 30th November 1997 and so far as the Directors and each Group Company is aware all Group Companies to which they apply have complied with such conditions continuously and continue to do so at the date hereof;

         22.6 So far as the Directors and each Group Company is aware, all Group Companies subject to inspection under the Good Laboratory Practice Regulations 1997 (1997 SI 654) and all "premises" operated by them to which such Regulations apply comply in all relevant aspects with the principles of good laboratory practice as set out in Schedule 1 to such Regulations ;

         22.7 the settlement dated 30 March 1998 between Huntingdon Life Sciences Inc and USDA is in full force and effect, Huntingdon Life Sciences Inc is in full compliance therewith and there are so far as the Directors and each Group Company is aware no USDA investigations pending or threatened.

23.      Defaults

23.1 No event has occurred or is subsisting or to the best of the knowledge, information and belief of the Executive Directors is about to occur, which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the satisfaction of any other condition and/or compliance with any other formality constitute or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any Group Company is a party or by which it or any of its properties, revenues or assets are bound or in the infringement by any Group Company of any intellectual property rights held by third parties and which would, in any such case, have a material adverse effect on the business, assets or prospects of the Group.

23.2 No Default or Default Occurrence (as defined in the New Facility) has occurred and neither the Company nor the Directors are aware that any Default or Default Occurrence will or may reasonably be expected to occur after the date hereof, as a result of or in connection with the Proposals or otherwise.

24.      Material Contracts

         No Group Company is a party to, any contract or arrangement which is material in the context of the Group, and which:-

         24.1 was entered into otherwise than by way of a bargain at arm's length; or

         24.2       is of a loss making  nature (that is,  likely to result in a
                    loss  to  the  relevant   Group  Company  on  completion  of
                    performance).

25.      Insolvency

         No Group Company has taken any action nor have any other steps been taken or legal proceedings started or so far as each Group Company or the Executive Directors are aware threatened against a Group Company for its administration, winding-up or provisional winding-up or dissolution or for it to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of any of its properties, revenues, undertakings or assets nor have any orders been made for any of the foregoing and no events or circumstances similar or analogous to any of those referred to in this paragraph 25 have occurred, subsist or so far as each Group Company or the Executive Directors are aware are contemplated in any jurisdiction.

26.      Litigation/Judgements

         No Group Company nor any Director nor any person for whom a Group Company is or is likely to be liable (vicariously or otherwise) is engaged or involved in or has during the twelve months prior to the date hereof been involved in any legal, arbitration or other proceedings which, individually or collectively, is or are of material importance to the Group or which could adversely affect the Placing or the Subscription, no such proceedings are threatened or pending nor, to the best of the knowledge, information and belief of the Directors and each Group Company are there circumstances which are likely to give rise to any such proceedings; for this purpose "other proceedings" includes any civil or criminal proceedings and any action by any governmental, public or regulatory authority which did or could result in public censure or the imposition of any fines, payments or other liability.

27. There is no outstanding judgement, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Group Company or against any person for whom any Group Company is vicariously liable which individually or collectively is or are of material significance to the Group.

28.      Share Capital and Directors

         Save as disclosed in the Prospectus, there are in force no options or other agreements to which any Group Company is party which call for the issue of, or accord to any person the right to call for the issue of, any shares or other securities of any Group Company.

29. Following Admission, none of the shareholders of the Company will have any rights, in their capacity as such, in relation to the Company other than as set out in the Articles of Association of the Company.

30. The Directors are all the directors of the Company and there is no other person who is or could be deemed to be a shadow director of the Company within the meaning of the Act.

31. The Subscription Shares will, upon allotment be free from all claims, charges, liens, encumbrances and equities whatsoever and will rank pari passu in all respect with the existing Ordinary Shares including the right to receive all dividends and other distributions declared made or paid after the date of Admission.

32. Subject to Admission, and all necessary resolutions of the Company and of the Directors becoming unconditional in accordance with their terms, the Company and the Directors have, or will have power and authority to allot and issue the Subscription Shares and the Placing Shares and to effect the Subscription and the Placing in the manner proposed and to enter into and perform this Agreement, the Placing Agreement and the other agreements and documents referred to herein to be executed by any of them and all
         arrangements   relating   to  the   Proposals,   without   any further
         authorisation, sanction or consent by members of the Company or any class of them or any other person and, subject as aforesaid, there is no authorisation, approval, consent or licence required by the Company for the issue of the Subscription Shares and the Placing Shares, the entry into and performance of this Agreement, the Placing Agreement and the other agreements and documents referred to herein to be executed by any of them or to effect the Proposals which has not been unconditionally and irrevocably obtained and remains and will at all times remain in full force and effect.

33.      Subject to Admission,  the issue of the Subscription  Shares and of the
         Placing Shares and Admission will not exceed or infringe any restrictions or the terms of any contract, obligation or commitment by or binding upon any Group Company or result in the imposition or variation of any rights or obligations of any Group Company.

34. The facts set out in the Recitals to this Agreement are true and accurate.

35.      Intellectual Property

         Each Group Company has taken all steps reasonably necessary to protect all intellectual property rights which are held by or which are used by each Group Company and which are material to its business; all such rights which are capable of registration have been registered and all fees payable in respect of such registration have been paid; each Group Company has the unencumbered sole legal and beneficial title to all intellectual property rights which are used in or which are necessary for carrying on the business of that company, or has a licence to such rights for their duration, which licence is in full force and effect, is not subject to a notice of termination, and so far as each Group Company or the Executive Directors are aware there are no grounds for terminating such licence; the carrying on of the business of each Group Company does not,so far as each Group Company or the Directors are aware, infringe and has not infringed any intellectual property rights of any third party and so far as each Group Company or the Executive Directors are aware no third party has the right to bring an action for passing off or for breach of confidence against any Group Company. For the purpose of this paragraph "intellectual property rights" means all inventions (whether patentable or not), patents, utility models, designs (both registered and unregistered and including rights in semi conductor topographics), copyright, database right, trade and service marks (both registered and unregistered) together with all rights to the grant of and applications for the same, corresponding applications, re-issues, extensions, divisions and continuations thereof and all similar or analogous rights throughout the world.

36.      Conflicts

         The Prospectus contains all information required by the Listing Rules concerning conflicts of interest between any Group Company and any Director or any company of which any Director is a director or in which he has a material interest.

37.      Taxation

         Each Group Company has, within any applicable time limit, duly made and filed all returns, reports and forms, given all notices and supplied all other information required to be made, given or supplied to any Taxation Authority for periods up to and including 31 December 1997, and all such returns, notices and information are correct in all material respects and were made on a proper basis and no Group Company is involved in any dispute with, or subject to any investigation by, any Taxation Authority which would be material for disclosure in the Prospectus and, so far as the Directors are aware, there are no facts or circumstances which are likely to give rise to any such dispute or investigation. Each Group Company has paid all Taxes shown as due and payable on such Tax returns, reports, and forms.

38. All payments made by any Group Company to any person which ought to have been made under deduction of tax have been so made and the Company has, where appropriate, duly accounted to the relevant Tax Authority for such Tax.

39. The Company is, to the extent required, registered for the purposes of VAT and has complied with the terms of VAT legislation in all material respects.

40. Since 31 December 1997, no Group Company has incurred any liability in respect of any Taxation which is material in the context of the Group, the Subscription or the Placing, other than liabilities arising in the ordinary course of business of the Company since that date.

41. Each Group Company has properly operated the PAYE system by duly deducting Tax and National Insurance from all payments from which such deductions are required to be made and accounting to the Inland Revenue for all Tax deducted by it and for all Tax chargeable on benefits provided for employees of the Group or any other person.

42. The Company has not repaid or agreed to repay any share capital since 6 April 1965 or otherwise reduced or agreed to reduce its share capital of any class or issued any share capital as paid up otherwise than by the receipt of new consideration.

43. No Group Company has received any written notice of deficiency or assessment from any Taxing Authority with respect to material liabilities for Taxes which have not been fully paid or settled, and there are no suits, claims, or proceedings pending or threatened against any Group Company.

44. No Group Company is under any contractual obligation to pay any Taxes of any other person or to indemnify any other person for Taxes.

45. Each Group Company has established adequate reserves that are reflected on the Accounts for the payment of Taxes occurring through the date hereof but not yet due.

46. The transfer pricing practices of the Group Companies have not been the subject to any review or audit by any Taxing Authority and there are no proceedings pending or threatened against any Group Company with respect to such transfer pricing practices.

47.      Indemnity Claims

         To the best of the knowledge, information and belief of the Executive Directors, there is no matter which might give rise to a claim under the indemnities contained in Clause 11.

48.      Information

         All information in the documentation referred to in Schedule 4 is true, accurate and complete in all material respects and all forecasts and estimates therein have been made after due and proper consideration, and represent reasonable expectations honestly held based on facts known or which on reasonable enquiry should have been known to the Directors in their capacity as Directors of the Company.

                                   SCHEDULE 6

Certificate from the Directors and the Company to the Subscribers
                           [Letterhead of the Company]


To:      [                           ]                           1998



Dear Sirs/Madam

Proposed Subscription (the "Subscription")

We refer to the Subscription and the Subscription Agreement dated [ ] 1998 in which a draft of this letter appears as Schedule 6 (the "Subscription Agreement"). Words and expressions defined in the Subscription Agreement have the same meanings herein.

We confirm that (subject only to the giving of this letter):-

(i) we have complied with our obligations under of the Subscription Agreement which fall to be performed to date; and

(ii) the London Stock Exchange has agreed to admit the Subscription Shares and the Placing Shares to the Official List subject only to Admission.

The Company alone confirms that none of the Warranties was breached or was untrue, inaccurate or misleading when made and none of such warranties or undertakings would be breached or be untrue, inaccurate or misleading were it to be repeated by reference to the facts and circumstances subsisting at the date hereof.

Yours faithfully

 .................................
Director
for and on behalf of
Huntingdon Life Sciences Group PLC       ...................................
                                                                    Director
                                         ...................................
                                                                    Director
                                         ...................................
                                                                    Director

SIGNED AS A DEED by                 )
CHRISTOPHER FREDERICK CLIFFE        )
and SUSAN HIDE                      )
for and on behalf of                )        C.F. Cliffe
HUNTINGDON LIFE SCIENCES GROUP PLC  )       .............................
                                             Director

                                             S Hide

 .............................
                                             Director/Secretary

SIGNED AND DELIVERED AS A DEED              )
by CHRISTOPHER FREDERICK CLIFFE     )       C.F. Cliffe
in the presence of:-     Scott Leonard-Morgan                 )
                         Simmons & Simmons
                         London


SIGNED AND DELIVERED AS A DEED              )
by MARTYN SANDFORD                          )        M Sandford
in the presence of:-     Scott Leonard-Morgan  )
                         Simmons & Simmons
                         London


SIGNED AND DELIVERED AS A DEED              )
by CAMERON MACKAY MACDONALD   )     C Macdonald
in the presence of:-     Scott Leonard-Morgan )
                         Simmons & Simmons
                         London


SIGNED AND DELIVERED AS A DEED      )
by ROGER ADRIAN PINNINGTON          )       M Sandford
in the presence of:-     Scott Leonard-Morgan                 )
                         Simmons & Simmons
                         London


SIGNED AND DELIVERED AS A DEED              )
by JOHN CALDWELL                            )        J Caldwell
in the presence of:-     Scott Leonard-Morgan    )
                         Simmons & Simmons
                         London


SIGNED AND DELIVERED AS A DEED      )
by LADISLAS OSCAR RICE              )       C.F. Cliffe
in the presence of:-     Scott Leonard-Morgan )
                         Simmons & Simmons
                         London

SIGNED by ANDREW BAKER              )       A Baker
in the presence of:-     Adam Dowdney                )
                         Solicitor, EC4


SIGNED by                                   )
for and on behalf of                        )        A Stafford-Deitsch
STEPHENS GROUP, INC.                        )
in the presence of:-     Adam Dowdney       )
                         Solicitor, EC4



SIGNED by                               )
for and on behalf of                    )        P Quillen
QUILCAP CORP.                           )
in the presence of:-                    )



SIGNED by                               )
for and on behalf of                    )        L Feinberg
ORACLE PARTNERS L.P.                    )
in the presence of:-                    )



SIGNED by SIDNEY KNAFEL                  )   by his attorney
in the presence of:-     Adam Dowdney    )   A Baker
                         Solicitor, EC4


SIGNED by RODMAN MOORHEAD III        )       by his attorney
in the presence of:-     Adam Dowdney)       A Baker
                         Solicitor, EC4


SIGNED by KIRBY CRAMER               )       by his attorney
in the presence of:-     Adam Dowdney)       A Baker
                         Solicitor, EC4


SIGNED by ANDREW STAFFORD-DEITSCH    )       A Stafford-Deitsch
in the presence of:-     Adam Dowdney)
                         Solicitor, EC4


SIGNED by GORDON GRENDER            )       G Grender
in the presence of:-     Selina Rutherston  )
                         45 Brookville Road
                         London SW6 7BH

                                [Nat West Letter]


To Subscriber




                                                             _________ 1998




Dear Sirs,

                              Facilities Agreement
                       dated ________________ between [ ],
                    and [ ] and National Westminster Bank Plc
                          ("the Facilities Agreement")


We confirm that conditional only on the satisfaction of condition precedent [ii] in Schedule 6 to the Facilities Agreement, the sum of (pound)24,500,000 will be advanced today as the first Revolving Advance under the Facilities Agreement and without need for [ ] plc to serve a drawdown notice pursuant to the Facilities Agreement in relation to such advance to [ ] Plc pursuant to the Facilities Agreement.

We acknowledge that this letter is required as one of the conditions of completion of arrangements under which you are today to subscribe for [ ] shares in [ ] Plc and that you will be completing such arrangement in reliance, inter alia, on this letter.


                                           Yours faithfully,




                                           ----------------------------
                                           For and on behalf of
                                           National Westminster Bank Plc